Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated June 30, 2016 (“Execution Date”), is by and between Samson Oil & Gas USA, Inc. (“Seller”) and APEG Energy, LP, a Texas limited partnership (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” or collectively as the “Parties.”

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I
PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets, as defined below.

1.2 Assets. The “Assets” are all of Seller’s right, title, and interest, in and to the following:

(a) The oil and gas leases and other leasehold interests described in Exhibit A, and all amendments, renewals, extensions, top leases or ratifications thereof (collectively, the “Leases”), insofar and only insofar as they cover the lands described on Exhibit A, together with the lands currently pooled, unitized, or consolidated therewith (collectively, the “Lands”);

(b) The oil, gas, water, injection or disposal wells described in Exhibit B, whether drilling, awaiting completion, producing, shut-in or temporarily abandoned (collectively, the “Wells”), together with all equipment, machinery, fixtures, casing, tubing, flow lines, gathering lines, facilities and other tangible personal property and improvements located on Lands or used or held for use in connection with the Wells;

(c) The oil, gas, condensate, casinghead gas, plant products and other hydrocarbons, whether liquid or gaseous, in, on or under or that may be produced from the Leases, Lands or Wells (collectively, the “Hydrocarbons”);

(d) To the extent transferable, all unitization, pooling and communitization agreements, declarations, orders, permits, licenses, authorizations and approvals, insofar as they pertain to the Leases, Lands, Hydrocarbons or Wells;

(e) To the extent transferable without payment of additional consideration, all contracts, agreements and instruments pertaining to the Leases, Lands, Hydrocarbons or Wells, including those described on Exhibit C (collectively, the “Contracts”);

(f) To the extent transferable without payment of additional consideration, all surface leases, subsurface leases, surface use agreements, rights-of-way, easements, licenses, permits and other surface or subsurface agreements used or held for use solely in connection with the Leases, Lands, Hydrocarbons or Wells, including those described on Exhibit D (collectively, the “Surface Agreements”); and

(g) All files and records directly relating to the items described in Sections 1.2(a) through (f), including without limitation, lease, land, well, division order, title and contract files, landowner contact information, abstracts, title opinions, and maps, but excluding however, any files or records covered by the attorney-client or work-product privilege or confidentiality restrictions that prevent their disclosure to Buyer (collectively, the “Records”).

1.3 Effective Time. The purchase and sale of the Assets shall be effective as of 7:00 a.m. Mountain Time on the day following the Closing Date, as provided in Section 12.1 (such time, the “Effective Time”).

Article II

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Assets shall be Fifteen Million Dollars ($15,000,000.00) (the “Purchase Price”), subject to adjustment in accordance with the terms and conditions set forth in this Agreement.

2.2 Deposit. Simultaneous with the execution of this Agreement, Buyer shall wire transfer to Seller an amount equal to One Million and NO/100 Dollars ($1,000,000.00) (the “Deposit”). The Deposit (and all accrued interest thereon) shall be held by Seller and either: (i) retained by Seller and credited against the Purchase Price at Closing, if Closing occurs, or (ii) if Closing does not occur, returned to Buyer or retained by Seller in accordance with Section 11.2.

2.3 Allocation of the Purchase Price. The Parties have allocated the Purchase Price among the Wells as set forth in Schedule 2.3. The amount so allocated to a particular Well is referred to herein as the “Allocated Value” for such Well.

2.4 Adjustments To Purchase Price. All adjustments to the Purchase Price shall be made in accordance with this Section 2.4, without duplication.

(a) Proration of Costs and Revenues. Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Assets on or after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses, as defined herein, incurred on or after the Effective Time. Seller shall be entitled to all Hydrocarbons produced from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement shall be interpreted in accordance with GAAP and COPAS standards, except as otherwise specified in this Agreement. For purposes of allocating production (and proceeds and accounts receivable with respect thereto), (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the pipeline connecting into the storage facilities into which they are run, and (2) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the royalty measurement meters, delivery point sales meters, or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever is closest to the well). Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to allocate of production when exact meter readings or gauging and strapping data are not available.

(b) The term “Property Expenses” means all expenses and payments of every kind attributable to the Assets, including capital expenses, operating expenses, facilities and plant expenses, joint interest billings, overhead costs charged to the Assets under the applicable operating agreement, lease operating expenses, lease rental and maintenance costs, and Burdens.

(c) Upward Adjustments. The Purchase Price shall be adjusted upward by:

(i) to the extent received and retained by Buyer (1) the proceeds from the sale of Hydrocarbons from or attributable to the Assets prior to the Effective Time, net of all net profit payments, royalties (including landowner’s, overriding, and nonparticipating), and other similar burdens measured by or payable out of production of Hydrocarbons (“Burdens”) therefrom, and (2) other proceeds earned with respect to the Assets prior to the Effective Time;

(ii) the value (based on the applicable contract price) of all Hydrocarbons in pipelines, flowlines, or tanks above the pipeline connection, or unsold inventory of plant products, in each case, as of the Effective Time and less Burdens;

(iii) the amount of Property Expenses incurred from and after the Effective Time paid by Seller; and

(iv) any other amount provided for in this Agreement or as may be agreed to in writing by the Parties.

(d) Downward Adjustments. The Purchase Price shall be adjusted downward by:

(i) to the extent received and retained by Seller: (1) the proceeds, net of Burdens, from the sale of Hydrocarbons from or attributable to the Assets on or after the Effective Time, and (2) other proceeds earned with respect to the Assets on or after the Effective Time;

(ii) the amount of Property Expenses incurred prior to the Effective Time paid by Buyer; and

(iii) the amounts by which the Purchase Price is reduced pursuant to Section 3.2, due to the exercise of any preferential right to purchase;

(iv) the amounts by which the Purchase Price is reduced pursuant to Section 4.2(d), due to Title Defects;

(v) the amounts by which the Purchase Price is reduced pursuant to Section 5.4, due to Environmental Defects;

(vi) the amount of Net Casualty Losses, pursuant to Section 8.2

(vii) the amount of all Taxes allocated to Seller in accordance with Section 9.1 that are not paid by Seller prior to Closing; and

(viii) any other amount provided for in this Agreement or as may be agreed to in writing by the Parties.

(e) Settlement Statement. On or before three (3) business days prior to the Closing Date (as defined below), Seller shall submit a “Settlement Statement” to Buyer for Buyer’s comment and approval. The Settlement Statement shall set forth Seller’s calculation of the Purchase Price, as adjusted in accordance with Section 2.4. Within two (2) business days of receipt of the Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Settlement Statement and an explanation of the proposed changes. If the Parties cannot agree on the Settlement Statement on or before Closing, the Settlement Statement as prepared by Seller will be used to adjust the Purchase Price at Closing. The Purchase Price, as adjusted under this Section 2.4, less the Deposit, is the “Closing Amount”.

Article III
BUYER’S DUE DILIGENCE

3.1 Due Diligence.

(a) Access to Records. Upon execution of this Agreement, Seller shall make the Records available to Buyer during Seller’s normal business hours so that Buyer may conduct its due diligence review. Seller shall assist Buyer in obtaining such additional information from third parties as Buyer may reasonably request.

(b) On-site Inspection. Upon execution of this Agreement and subject to the consent of the third party operator of the Assets, Seller shall grant Buyer and its representatives access to the Assets during Seller’s normal business hours so that Buyer may conduct, at Buyer’s sole risk and expense, on-site inspections, including Phase I environmental assessments (each, an “Environmental Assessment”) of all or any portion of the Assets. Buyer shall not conduct any sampling or other invasive investigation activities without the prior notice and consent of Seller, which may be withheld in Seller’s sole discretion. If Buyer or its agents prepares an Environmental Assessment of any Asset, Buyer shall keep such assessment confidential and promptly furnish copies thereof to Seller. In connection with any on-site inspections, Buyer (i) shall coordinate with Seller in advance and shall not perform any on-site inspections or Environmental Assessments without a representative of Seller accompanying Buyer; (ii) shall not interfere with the normal operation of the Assets, (iii) shall comply with all requirements of the third party operator of the Assets, (iv) represents that it is adequately insured; and (v) shall be liable for and shall indemnify Seller for Losses caused by Buyer or its representatives in connection therewith.

3.2 Preferential Rights and Consents. The preferential rights to purchase, rights of first refusal, options or similar rights affecting any of the Assets and the third party consents required to assign any of the Assets are set forth on Schedule 3.2. Within five (5) business days from the Execution Date, Seller shall deliver notices to the holders thereof, and shall promptly provide copies of any response to such notices to Buyer. To the extent that such preferential right is exercised by such third party, and such interest to any of the Assets are sold, such interest in the Assets will be excluded from the transaction contemplated hereby (the “Transaction”) and the Purchase Price will be adjusted downward by the Allocated Value of the Assets purchased by the third party exercising such right.

Article IV
TITLE MATTERS

4.1 Definitions.

(a) Defensible Title. “Defensible Title” means such ownership of any Well that, subject to and except for Permitted Encumbrances:

(i) entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Well, after satisfaction of all Burdens thereon (“NRI”) insofar and only insofar as to the depths described on Exhibit B, of not less than the NRI of such Well as shown on Exhibit B;

(ii) obligates the Seller to bear a share of the costs and expenses for such Well (“WI”), insofar and only insofar as to the depths described on Exhibit B, not greater than the WI set forth in Exhibit B for such Well, except for increases to the extent they are accompanied by a proportionate increase in Seller’s NRI in such Well; and

(iv) is free and clear of all mortgages, security interests, liens, and other similar encumbrances.

(b) Permitted Encumbrances. “Permitted Encumbrances” means: (i) Burdens (payable or in suspense) if the net cumulative effect of such Burdens does not operate to reduce the NRI of Seller, with respect to any Well, below the NRI shown on Exhibit B; (ii) all rights to consent by, required notices to, filings with, or other actions by any national, state or local government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof (a “Governmental Entity”) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to the sale or conveyance; (iii) all rights of any Governmental Entity to control or regulate any of the Assets in any manner; (iv) rights of reassignment upon the surrender or expiration of any Lease; (v) vendor’s materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business in respect of obligations that are not yet due or the time for filing such liens has expired; (vi) liens or security interests created under joint operating agreements or by operation of Law in respect of obligations that are not yet due; (vii) liens for Taxes or assessments not yet due; (viii) any mortgage or deed of trust granted by the lessor or affecting only the lessor’s interest in a Lease; (ix) any lien, security interest, or encumbrance affecting the Assets that is discharged at or prior to Closing; (x) all Title Defects that Buyer has waived or is deemed to have waived; (xi) the terms of the Leases, Contracts, Surface Agreements, and all other liens, encumbrances, agreements, instruments, obligations, defects, and irregularities affecting the Assets that (in each case) do not individually or in the aggregate (1) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (2) reduce the NRI of Seller in any Well below the NRI for such Well as set forth on Exhibit B, (3) obligate Seller to bear the WI in any Well not greater than the WI set forth in Exhibit B, except for increases to the extent they are accompanied by a proportionate increase in Seller’s NRI in such Well, in the case of subsections (2) and (3), insofar and only insofar as to the depths described on Exhibit B, as applicable.

(c) Title Defect. “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that renders the Seller’s title to any Well less than Defensible Title, provided however, that the following shall not be considered Title Defects: (i) defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain provided to Seller in connection with the respective Title Defect Notice; (ii) defects arising out of lack of corporate or other entity authorization or variance in entity name; (iii) defects arising out of lack of a survey, unless a survey is expressly required by applicable Laws; (iv) defects that are defensible by possession under applicable Laws of limitations, adverse possession or prescription; (v) defects resulting from the failure to record releases of liens, production payments, mortgages or deeds of trust that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; (vi) defects that affect only which party has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vii) defects in the chain of title based upon (1) the lack of formal or informal probate proceedings, heirship proceedings, or similar proceedings, (2) the failure to recite marital status in any instrument, or to secure execution of any instrument by the owner of a dower or homestead interest, or (3) the use of an affidavit of heirship or similar instrument of record to provide evidence of the death of an individual in the chain of title and their heirs or successors in interest, in each case, unless Buyer provides affirmative evidence that such defect results in another party’s superior claim of title; (viii) defects based solely on lack of information in Seller’s files; (ix) defects arising from any prior oil and gas lease relating to the Lands not being released of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another party’s superior claim of title; (x) defects arising out of a change in drilling or spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date; or (xi) defects commonly encountered in the oil and gas industry in the geographic area in which the Assets are located that would not be considered material by a reasonably prudent operator of oil and gas wells in such area with knowledge of all the facts known to the Parties and appreciation of their legal significance.

4.2 Title Defect Procedure.

(a) Notice of Title Defects. On or before 5:00 p.m. Mountain Time on August 15, 2016 (the “Defect Notice Date”), Buyer shall deliver to Seller a written notice (a “Title Defect Notice”) describing (i) each Title Defect and the Well affected thereby (a “Title Defect Property”), (ii) the basis for each Title Defect and (iii) Buyer’s good faith estimate of the Defect Amount of each Title Defect. Any Title Defect that is not asserted by Buyer prior to the Defect Notice Date shall be deemed to be waived by Buyer, except for breaches of Seller’s special warranty of title not known to Buyer prior to the Defect Notice Date.

(b) Title Defect Amount. The “Title Defect Amount” is the amount by which the Allocated Value of a Title Defect Property is reduced as a result of the Title Defect, and shall be determined in accordance with the following methodology, terms and conditions:

(i) if the Title Defect is a lien or encumbrance that is liquidated in amount, the Title Defect Amount shall be the cost of removing such lien or encumbrance;

(ii) if the Parties agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(iii) if the Title Defect is a discrepancy in the NRI in a Well and the NRI set forth in Exhibit B for such Well, and the working interest for such Well is reduced proportionately, the Title Defect Amount shall be the product of (x) the Allocated Value of such Well multiplied by (y) a fraction, the numerator of which is the amount of such discrepancy, and the denominator of which is the NRI set forth in Exhibit B for such Well;

(iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title of a type not described in subsections (i) through (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, Seller’s interest in the Title Defect Property, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by the Parties, and such other factors as are necessary to make a proper evaluation.

(c) Seller’s Right to Cure. Seller shall have the option, but not the obligation, to attempt to cure any Title Defect on or before the date that is ninety (90) days after Closing (the “Cure Period”). If Seller cures any Title Defect prior to the end of the Cure Period, within ten (10) business days thereafter Buyer shall pay Seller the amount by which the Purchase Price was reduced at Closing pursuant to Section 4.2(d)(i).

(d) Remedies for Title Defects. Subject to Sections 4.2(c), (e) and (f), in the event that any Title Defect is not cured or waived by Buyer prior to Closing, then at Seller’s election, in its sole discretion, (i) the Purchase Price shall be reduced by the respective Title Defect Amount.

(e) Title Deductible and Threshold. Notwithstanding any provision herein to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies hereunder (i) for any individual Title Defect for which the Title Defect Amount is less than twenty five thousand dollars ($25,000) (the “Defect Threshold”), or (ii) unless the sum of all Title Defect Amounts for any Title Defects that exceed the Defect Threshold exceeds five percent (5%) of the Purchase Price (the “Defect Deductible”), and then only for such excess amount.

(f) Title Dispute Resolution. The Parties shall attempt to resolve, through good faith negotiations, all disputes concerning (i) the existence and scope of a Title Defect, (ii) the Title Defect Amount, and (iii) the adequacy of Seller’s curative efforts in respect of any Title Defect (the “Title Disputed Matters”). In the event the Parties cannot resolve any Title Disputed Matter on or before Closing or ten (10) business days following the end of the Cure Period, as applicable, it shall be resolved pursuant to Section 15.11(a).

Article V
ENVIRONMENTAL MATTERS

5.1 Definitions.

(a) “Environmental Defect” means any condition in, on or under an Asset (including air, land, soil, surface and subsurface strata, surface water and ground water or sediments), that causes an Asset and/or the Seller to be in violation of Environmental Law or a condition that, if known to the relevant governmental authorities, would require an investigation or remediation pursuant to Environmental Laws. For the avoidance of doubt, plugging and abandonment obligations or liabilities associated with any of the Assets shall not be considered an Environmental Defect.

(b) “Environmental Laws” means those laws, statutes, rules, regulations, decrees, judgments, orders, or policies (“Laws”) issued or enforced by any Governmental Entity dealing with the protection of public health or the environment.

(c) “Remediate” or “Remediation” means action taken to correct an Environmental Defect in accordance with applicable Environmental Laws.

5.2 Notice of Environmental Defects. On or before the Defect Notice Date, Buyer shall deliver to Seller a written notice (an “Environmental Defect Notice”) describing (a) each Environmental Defect and the Asset(s) affected thereby, (b) the basis for each Environmental Defect, and (c) Buyer’s good faith estimate of the cost to Remediate each Environmental Defect.

5.3 Seller’s Right to Remediate. Seller shall have the option, but not the obligation, at Seller’s sole expense, to attempt to Remediate any Environmental Defect prior to Closing.

5.4 Remedies for Environmental Defects. Subject to Section 5.5 and 5.6, if any Environmental Defect is not Remediated or waived by Buyer prior to Closing, the Purchase Price shall be reduced by the cost to Remediate such Environmental Defect.

5.5 Environmental Deductible and Threshold. Notwithstanding any provision herein to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies hereunder (i) for any individual Environmental Defect for which the cost to Remediate such Environmental Defect is less than the Defect Threshold, or (ii) unless the aggregate costs to Remediate all Environmental Defects that exceed the Defect Threshold exceeds the Defect Deductible, and then only for such excess amount.

5.6 Environmental Dispute Resolution. The Parties shall attempt to resolve, through good faith negotiations, all disputes concerning (a) the existence and scope of an Environmental Defect, (b) the amount of the Remediation costs, and (c) the adequacy of Seller’s Remediation of any Environmental Defect (the “Environmental Disputed Matters”). In the event the Parties cannot resolve any Environmental Disputed Matter on or before Closing, it shall be resolved pursuant to Section 15.11(a).

Article VI
SELLER’S REPRESENTATIONS

6.1 Seller represents and warrants to Buyer the following, as of the Execution Date and as of Closing:

(a) Status. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in the State of North Dakota.

(b) Authorization and Enforceability. This Agreement has been duly authorized and constitutes the valid, legal and binding obligation of Seller and is enforceable against it in accordance with its terms. Seller’s execution, delivery and performance of this Agreement does not and will not violate any provision of Seller’s governing documents, or to Seller’s knowledge, any Law applicable to Seller or the Assets.

(c) Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

(d) Litigation. There is no action, suit, proceeding, claim or investigation by any mediator, arbitrator or Governmental Entity pending or, to Seller’s knowledge, threatened (1) against Seller with respect to the Assets, or (2) that is likely to impede Seller’s ability to consummate the Transaction.

(e) No Bankruptcy. There are no bankruptcy proceedings pending or, to Seller’s knowledge, contemplated or threatened in writing against Seller.

(f) Material Contracts. All of the agreements that materially affect the ownership or operation of the Assets are set forth on Exhibit C (collectively, the “Material Contracts”). Seller has not received any written notice of a default or breach by any party to any Material Contract that has not been resolved.

(g) Receipt of Proceeds/Payment of Expenses and Burdens. Seller is currently receiving its NRI share of revenue from sales of Hydrocarbons without suspense. Seller has paid its working interest share of Property Expenses in the ordinary course.

(h) No Pending Operations. To Seller’s knowledge, except as set forth on Schedule 6.1(h), there are no contractual obligations, proposals, authorities for expenditures or elections (whether made by Seller or any third party) to conduct any operations on the Assets on or after the Effective Time.

Article VII
BUYER’S REPRESENTATIONS

7.1 Buyer represents and warrants to Seller the following, as of the Execution Date and as of Closing:

(a) Organization and Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

(b) Authorization and Enforceability. This Agreement has been duly authorized and constitutes the valid, legal and binding obligation of Buyer and is enforceable against it in accordance with its terms. Buyer’s execution, delivery and performance of this Agreement does not and will not violate any provision of Buyer’s governing documents, or to Buyer’s knowledge, any Law applicable to Buyer.

(c) Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

(d) Litigation. There is no action, suit, proceeding, claim or investigation by any mediator, arbitrator or Governmental Entity pending or threatened in writing that is likely to impede Buyer’s ability to consummate the Transaction.

(e) No Bankruptcy. There are no bankruptcy proceedings pending or, to Buyer’s knowledge, contemplated or threatened in writing against Buyer.

(f) Financial Resources. Buyer has the financial resources available to close the Transaction without any financing contingency.

(g) Buyer’s Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the Records. Buyer has been advised by and has relied solely upon its own expertise and the expertise of its legal, tax and other professional counsel concerning the Transaction, the Assets and the value thereof.

Article VIII
COVENANTS AND AGREEMENTS

8.1 Restriction on Operations. Unless Seller obtains the prior written consent of Buyer to act otherwise, which consent shall not be unreasonably withheld, delayed, or conditioned, from the Execution Date to the Closing Date, Seller shall not (i) approve, propose or undertake any operation on the Assets anticipated to cost more than fifty thousand dollars ($50,000) per operation, net to Seller’s interest (excepting those operations set forth on Schedule 6.1(h) or emergency operations, provided Seller promptly notifies Buyer of such emergency operations); (ii) sell, transfer, assign, convey, reserve or otherwise dispose of any material part of the Assets (other than replacement of equipment or sale of Hydrocarbons in the normal course of business); (iii) modify, amend, terminate or release any Lease, Surface Agreement or Material Contract; (iv) enter, or agree to enter, any contract or agreement affecting the Assets; (v) let lapse any of Seller’s insurance now in force that would constitute a Material Contract; (vi) elect to go “non-consent” or otherwise not participate in any operation proposed with respect to the Assets, or (vii) waive, release, assign, settle or compromise any right, claim, action or proceeding relating to the Assets.

8.2 Casualty Loss. Prior to Closing, if any Asset, or portion thereof, is destroyed by fire or other casualty or taken or threatened to be taken in condemnation or under the right of eminent domain (a “Casualty Loss”), and the resulting loss exceeds twenty five thousand dollars ($25,000) based on the Allocated Value of the affected Well, then the following shall occur. Prior to Closing, Seller, at its sole option and expense, may elect to cure a Casualty Loss, with respect to affected personal property by repairing it or replacing it with personal property of similar grade or utility, and with respect to affected real property, by replacing it with real property of a similar nature and kind that is reasonably acceptable to Buyer. If prior to Closing the Casualty Loss is cured to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof, and Seller shall be entitled to all insurance proceeds with respect thereto. If a Casualty Loss is not cured to Buyer’s reasonable satisfaction prior to Closing, then Buyer may (i) decline to purchase such Asset, in which event the Purchase Price shall be reduced by the Allocated Value of such Asset and Seller shall be entitled to all insurance proceeds with respect thereto; or (ii) elect to purchase such Asset, in which event the Purchase Price shall be reduced by the estimated cost to repair or replace such Asset, in accordance with this Section 8.2, up to the Allocated Value thereof, less the amount of insurance proceeds with respect thereto (the reduction being the “Net Casualty Loss”).

8.3 Announcements. The Parties shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the Transactions, allowing a reasonable period of time, not to exceed two (2) business days, for review and comment by the other Party; provided, however, that the foregoing shall not prevent either party from timely complying with any applicable securities laws or stock exchange rules. Notwithstanding anything to the contrary in this Section 8.3, neither Party shall be named in any press release or other announcement without such Party’s prior written consent, which shall not be unreasonably withheld.

8.4 Disclaimers. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE VI, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED AS TO (i) (i) THE ENVIRONMENTAL CONDITION OF THE ASSETS, OR ANY MATTER RELATING TO ENVIRONMENTAL LAWS, DEFECTS, LOSSES, HAZARDOUS SUBSTANCES, HYDROCARBONS, NORM OR THE PROTECTION OF HUMAN HEALTH, SAFETY, OR THE ENVIRONMENT, (ii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iii) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (iv) THE CONDITION, QUALITY, SUITABILITY, MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR MARKETABILITY OF THE ASSETS, OR (v) THE CONFORMITY TO MODELS OR SAMPLES, AND BUYER WAIVES ALL RIGHTS OF A PURCHASER UNDER LAW TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

Article IX
TAXES

9.1 Taxes. “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. All Taxes based on or attributable to the ownership of the Assets shall be deemed attributable to the period of such ownership (notwithstanding that the value of such Assets for purposes of assessing such taxes may be based on the prior year’s production), with those Taxes attributable to periods prior the Effective Time allocated to Seller, and those Taxes attributable to periods on or after the Effective Time allocated to Buyer. All Taxes based on production of Hydrocarbons, shall be deemed attributable to the period during which such production occurred, with those Taxes attributable to periods prior the Effective Time allocated to Seller, and those Taxes attributable to periods on or after the Effective Time allocated to Buyer. In each case, Taxes shall be prorated where the Effective Time occurs during any such period. For the purposes of calculating the Closing Amount pursuant to Section 2.4(d)(vii), any Taxes not yet assessed by the applicable Governmental Entity shall be estimated based on the best information available; provided that for purposes of calculating the Final Purchase Price, any Taxes not yet assessed by the applicable Governmental Entity prior to the Final Settlement Date shall be re-estimated based on the best information available at the time of the Final Settlement Statement, and such re-estimated amounts shall thereupon become the full and final settlement of such Taxes for purposes of this Agreement, regardless of whether the actual amount of such Taxes, as assessed, is more or less. After Closing, Buyer shall timely file or cause to be filed all returns for Taxes required to be filed after Closing and shall timely pay or cause to be paid all Taxes that become due and payable after the Closing.

Article X
CONDITIONS PRECEDENT TO CLOSING

10.1 Seller’s Conditions Precedent. The obligations of Seller at Closing are subject to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) (i)  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing, and (ii) Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing in all material respects, and (iii) Buyer shall be ready, willing and able to Close; and

(b) No order has been entered by any Governmental Entity having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing.

10.2 Buyer’s Conditions Precedent. The obligations of Buyer at Closing are subject to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) (i)  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing, (ii) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing in all material respects, and (iii) Seller shall be ready, willing and able to Close; and

(b) No order has been entered by any Governmental Entity having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing.

Article XI
RIGHT OF TERMINATION

11.1 Termination. This Agreement may be terminated as follows:

(a) by mutual consent of the Parties;

(b) by Seller, if Seller’s conditions set forth in Section 10.1 are not satisfied or are not capable of satisfaction on or before the Closing Date through no fault of Seller, and are not waived by Seller;

(c) by Buyer, if Buyer’s conditions set forth in Section 10.2 are not satisfied or are not capable of satisfaction on or before the Closing Date through no fault of Buyer and are not waived by Buyer;

(d) by either Party, in the event that the aggregate reduction to the Purchase Price pursuant to Section 3.2, 4.2(d), 5.4 and 8.2 exceeds twenty percent (20%) of the Purchase Price; or

(e) by either Party, if Closing has not occurred on or before October 31, 2016.

11.2 Remedies.

(a) Buyer’s Breach. If Closing does not occur because the conditions set forth in Section 10.1 are not satisfied or waived prior to Closing, and Buyer does not have a right to terminate this Agreement pursuant to Section 11.1(c), (d) or (e), Seller shall elect, in its sole discretion, to terminate this Agreement and retain the Deposit as its sole and exclusive remedy, seek damages from Buyer, or pursue the remedy of specific performance.

(b) Seller’s Breach. If Closing does not occur because the conditions set forth in Section 10.2 are not satisfied or waived prior to Closing, and Seller does not have a right to terminate this Agreement pursuant to Section 11.1(b), (d) or (e), the Deposit shall be returned to Buyer or Buyer may elect, in its sole discretion, to pursue the remedy of specific performance.

(c) Other Termination. If this Agreement is terminated pursuant to Section 11.1(a) (d) or (e), the Deposit shall be returned to Buyer and this Agreement shall become void and of no further force or effect.

Article XII
CLOSING

12.1 Date of Closing. The “Closing” of the Transaction shall be held at 9:00 a.m. Mountain Time on August 31st, 2016, at the offices of Seller, or such other date, time or place as the Parties may agree. Notwithstanding the foregoing, the Closing shall be automatically extended by two (2) additional one (1) month periods, provided that Buyer shall deliver an extension payment to Seller of Fifty Thousand and NO/100 Dollars ($50,000) on or before the Closing Date or the extended Closing Date, as applicable. The date the Closing actually occurs shall be the “Closing Date”.

12.2 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit E, conveying the Assets to Buyer with a special warranty of title by, through and under Seller but not otherwise;

(b) The Parties shall execute the Settlement Statement;

(c) Buyer shall deliver the Closing Amount to Seller by wire transfer in immediately available funds;

(d) Seller shall execute and deliver to Buyer a Certificate of Non-Foreign Status in the form attached as Exhibit F;

(e) Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(f) Seller shall deliver to Buyer a release, in recordable form, of the mortgage encumbering the Assets; and

(g) The Parties shall take such other actions and deliver such other documents as are contemplated by this Agreement.

Article XIII
POST-CLOSING OBLIGATIONS

13.1 Final Settlement Statement. On or before the date that is ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer, in accordance with customary industry accounting practices, a proposed final settlement statement (the “Final Settlement Statement”), setting forth (i) each adjustment or payment that was not finally determined as of Closing, (ii) the calculation of such adjustment and, (iii) the final purchase price, as so adjusted (the “Final Purchase Price”) and enclosing any supporting documentation. On or before the date that is thirty (30) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report (with supporting documentation) containing any changes that Buyer proposes to make to the Final Settlement Statement. The Parties shall undertake to agree on the Final Settlement Statement no later than thirty (30) days after receipt of Buyer’s written report (the “Final Settlement Date”). On or before the Final Settlement Date, (x) Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Amount or (y) Seller shall pay to Buyer the amount by which the Closing Amount exceeds the Final Purchase Price, as applicable, provided however, that if the Parties cannot reach agreement on the Final Settlement Statement on or before the Final Settlement Date, any items remaining in dispute shall be resolved pursuant to Section 15.11(a).

13.2 Records. Seller shall make copies of the Records available for pick-up by Buyer within five (5) business days after the Closing Date.

13.3 Further Assurances. From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

Article XIV
INDEMNITY

14.1 Buyer Assumption of Liability and Indemnification. Upon Closing, Buyer shall assume, defend, indemnify, release and hold harmless Seller, its affiliates, and their respective officers, directors, agents, employees and representatives from (a) all Losses of every kind and character arising out of or connected, directly or indirectly, with (i) the ownership or operation of the Assets on or after the Effective Time; (ii) the obligation to plug, abandon and remediate the Assets, and (iii) the environmental condition of the Assets or any violation of Environmental Law with respect to the Assets, in each case, regardless of whether arising prior to, on or after the Effective Time, (b) any breach of representations or warranties made by Buyer herein; and (c) any breach of any covenants or agreements of Buyer herein.

14.2 Seller Retention of Liability and Indemnification. Upon Closing, Seller shall retain, defend, indemnify, release and hold harmless Buyer, its affiliates, and their respective officers, directors, agents, employees and representatives from (a) all Losses of every kind and character arising out of or connected, directly or indirectly, with the ownership or operation of the Assets prior to the Effective Time, except with respect to (i) those matters covered in Section 14.1(a)(ii) and (iii), or (ii) any Taxes not yet assessed by the applicable Governmental Entity prior to the Final Settlement Date that were settled pursuant to the second to last sentence of Section 9.1, (b) for the applicable survival period pursuant to Section 15.6, any breach of representations or warranties made by Seller herein; and (c) any breach of any covenants or agreements of Seller herein.

14.3 Losses. As used herein, “Losses” shall mean any losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, experts and the cost of discovery and investigation), risks, liabilities, obligations, penalties, fines, damages, demands, suits, causes of action, judgments, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; EXCLUDING HOWEVER, ANY SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, DAMAGES FOR DIMINUTION OF VALUE OF AN ASSET, OR LOSS OF PROFITS, UNLESS INCURRED AS A RESULT OF THE INDEMNIFIED PARTY INDEMNIFYING A THIRD PARTY.

14.4 Limitations on Indemnity. Notwithstanding anything to the contrary herein, in no event shall a Party be obligated to indemnify the other Party (i) with respect to any individual Loss that does not exceed twenty five thousand dollars ($25,000) (the “Indemnity Threshold”), (ii) unless the sum of all Losses that exceed the Indemnity Threshold exceeds five percent (5%) of the Purchase Price, and then only such excess amount, and (iii) for the amount of any Losses that exceed twenty percent (20%) of the Purchase Price.

Article XV
MISCELLANEOUS

15.1 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same.

15.2 Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.3 Notices. All notices under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if mailed, three (3) business days after mailing, certified mail, return receipt requested, or (iii) if sent by overnight courier, one (1) day after sending. All notices shall be addressed as follows:

If to Seller:	If to Buyer:

Samson Oil & Gas USA, Inc.	APEG Energy, LP
1331 17th Street, Suite 710	3305 Northland Drive, Suite 101
Denver, Colorado 80202	Austin, TX 78731
Attn: ______________	Attn: Patrick Duke
Phone: _____________	Phone: (512) 387-5801
Fax: _______________	Fax: ______________

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

15.4 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5 Assignment. Neither Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder unless (a) the assigning Party continues to remain primarily liable for the performance of its obligations hereunder and (b) the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, is obtained.

15.6 Survival. The representations and warranties of the Parties set forth in Section 6.1(a) through (e) and 7.1(a) through (e), together with all of the covenants of the Parties contained herein, shall survive the Closing indefinitely. The remaining representations and warranties of the Parties set forth in this Agreement shall expire and terminate on the date that is twelve (12) months after the Closing Date. 15.7 Governing Law. This Agreement, the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Colorado.

15.8 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, agreements and understandings relating to such subject matter.

15.9 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not materially affected in any adverse manner to either Party.

15.11 Dispute Resolution.

(a) In the event the Parties cannot resolve any Title Disputed Matter or Environmental Disputed Matter prior to Closing, the Purchase Price shall be reduced at Closing by the Title Defect Amount or Remediation costs with respect thereto, as asserted by Buyer, and such Title Disputed Matter or Environmental Disputed Matter shall be exclusively and finally resolved pursuant to this Section 15.11(a). In the event the Parties cannot reach agreement on the Final Settlement Statement on or before the Final Settlement Date, any items remaining in dispute shall also be resolved pursuant to Section 15.11(a). There shall be a single expert (“Expert”), who in the event of a Title Disputed Matter, shall be an oil and gas title attorney licensed in the State of North Dakota, in the event of an Environmental Disputed Matter, shall be an environmental consultant, and in the event of a dispute pertaining to the Final Settlement Statement, shall be an accountant at a regionally recognized independent accounting firm, in each case, with at least ten (10) years of relevant experience and who has not performed professional services for either Party or any of their respective affiliates during the previous five (5) years. The Expert shall be selected by mutual agreement of the Parties within fifteen (15) business days after Closing or the end of the Cure Period, as applicable. If the Parties cannot mutually agree within such time period, the Expert shall be selected by the Denver, Colorado office of the Judicial Arbiter Group (“JAG”). The Expert shall conduct the dispute resolution proceeding by written submissions from the Parties with exhibits, supplemented with appearances by the Parties, as the Expert may deem necessary. The Expert shall render its decision within thirty (30) days after submission of the matters in dispute, which decision shall be final and binding upon both Parties, without right of appeal. In making its determination, the Expert shall be bound by the relevant terms and conditions of this Agreement, and may consider such other matters as in the opinion of the Expert are necessary or helpful to make a proper determination. The Expert shall act as an expert for the limited purpose of determining the disputed matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case to the Expert, and shall bear one-half of the costs and expenses of the Expert. Within ten (10) business days after the Expert renders its decision, the Parties shall account to each other in accordance with the terms of such decision.

(b) Except for any disputes that are governed by Section 15.11(a), all disputes between the Parties relating to this Agreement and the Transaction shall be submitted to binding arbitration, to be conducted in accordance with this Section 15.11(b). Within fifteen (15) business days after written demand by any Party for arbitration, the Parties shall mutually agree on a single arbitrator (“Arbitrator”) who has not have performed professional services for any Party or any of their respective affiliates during the previous five (5) years. If the Parties cannot mutually agree within such time period, the Arbitrator shall be selected by JAG. The arbitration shall be governed by Colorado Law but the specific procedure to be followed shall be determined by the Arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Agreement. It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the Arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure. The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the Arbitrator within thirty (30) days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made, and may include an award of reasonable attorneys’ fees, expert witness fees and other costs, if the Arbitrator so determines. The costs incurred in employing the Arbitrator, including the fees of any independent qualified experts, shall be borne 50% by Seller and 50% by Buyer. The Arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

15.12 Counterparts/Fax Signatures. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Signatures electronically transmitted by fax or in .pdf format shall be considered binding.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

SAMSON OIL & GAS USA, INC.

By:	/s/ Terry Barr
TERRY BARR
Its:	Chief Executive Officer

APEG ENERGY, LP

By:	APEG ENERGY GP, LLC
Its:	General Partner

By:	/s/ Patrick Duke
PATRICK DUKE
Its:	Manager

By:	/s/ Paul Haarman
PAUL HAARMAN
Its:	Manager